Exhibit 10.1
STOCK PURCHASE AND SETTLEMENT AGREEMENT AND MUTUAL RELEASES
This Stock Purchase and Settlement Agreement and Mutual Releases (the “Agreement”), dated as of August 4, 2008, is entered into by and among Ludwig Kuttner, Beatrice Ost-Kuttner, Fabian Kuttner and K Holdings LLC (each a “Selling Party” and collectively, the “Selling Parties”) on the one hand, and Hampshire Group, Limited, a Delaware corporation (“Hampshire”), on the other hand, and shall be effective immediately upon execution by all parties. The Selling Parties and Hampshire shall each be referred to as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Hampshire has asserted certain Claims (as defined in Section 2.3(a)) against Ludwig Kuttner, including, without limitation, Claims arising out of or relating to (i) the costs of the investigation (the “Investigation”) of Ludwig Kuttner by the Audit Committee of the Board of Directors of Hampshire (the “Board of Directors”), (ii) the costs related to the termination of Ludwig Kuttner’s employment, (iii) the costs of tax filings related to the Investigation or that required resubmission based on findings of the Investigation, (iv) the repayment of bonuses, other incentive-based and equity based compensation, and profits realized from the sale of Hampshire securities, (v) the misuse and misappropriation of assets for personal benefit, (vi) certain related party transactions, (vii) internal control deficiencies and improper financial reporting and accounting for expense reimbursement and (viii) breach of loyalty (collectively, the “Hampshire Claims”); and
WHEREAS, Ludwig Kuttner has asserted certain Claims against Hampshire and certain of its current and former officers and directors and subsidiaries in an arbitration and otherwise, including, without limitation, Claims arising out of or relating to (i) Hampshire’s actions with respect to Ludwig Kuttner’s employment and the termination thereof, (ii) his role and status as an employee, officer, director and stockholder of Hampshire, (iii) the Investigation including with respect to his tax filings and the termination of his employment, (iv) termination benefits including health, dental and life insurance, (v) stock options, bonuses payable, expense reimbursements and personal and other property withheld, and (vi) indemnification obligations (collectively, the “Kuttner Claims”); and
WHEREAS, none of the Parties has made or makes any admission with respect to any of the aforementioned Claims asserted against such Parties; and
WHEREAS, the Parties wish to resolve all Claims which have been or could have been alleged as against each other relating to the foregoing and otherwise, without admitting any liability or wrongdoing, so as to avoid the burden, expense and inconvenience of further litigation between the Parties; and

WHEREAS, in connection with a settlement of the aforementioned Claims, the Selling Parties desire to sell and Hampshire desires to purchase all shares of Hampshire’s Common Stock, par value $0.10 per share (the “Common Stock”), that are beneficially owned by the Selling Parties, consisting of the following shares of Common Stock (the “Purchased Shares”):

Ludwig Kuttner	695,928
Beatrice Ost-Kuttner	360,000
K Holdings LLC	1,214,412
Fabian Kuttner	120,000

Total Shares:	2,390,340

NOW, THEREFORE, for good and valuable consideration, including the mutual promises, releases, representations, covenants and obligations contained herein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Article I.
SALE AND PURCHASE
Section 1.1. Purchase of Shares. (a) Subject to the terms, provisions and conditions contained in this Agreement, the Selling Parties do hereby assign, transfer, convey and deliver to Hampshire all of the Selling Parties’ right, title and interest in and to the Purchased Shares and Hampshire does hereby accept and purchase the Purchased Shares from the Selling Parties for a purchase price per share of $5.00 and an aggregate purchase price of $11,951,700 (the “Purchase Price”). Such assignment, transfer, conveyance, delivery and purchase of the Purchased Shares shall be effective automatically as of the execution of this Agreement and the payment to the Selling Parties of the Purchase Price (net of any payments due to Hampshire pursuant to Section 2.1 hereof and $77,941.44 of applicable employment and income tax withholding pursuant to Section 1.1(b) hereof), without the necessity of the execution and delivery by either party of any further agreement, instrument or document or the taking of any other action, except that the Selling Parties shall deliver herewith the stock certificates representing the Purchased Shares and duly executed stock powers with Medallion signature guarantees or other guarantees acceptable to Hampshire’s transfer agent (the “Stock Powers”) authorizing the transfer of the Purchased Shares in accordance with the terms of this Agreement, or, in the case of any Purchased Shares held by the Selling Parties in book entry form, Hampshire shall have received confirmation that such shares have been transferred in book entry form to the account of Hampshire at a broker designated by Hampshire, in each case free and clear of any Lien (as defined herein). In the event any certificate representing the Purchased Shares has been lost, destroyed or stolen, the Selling Parties, as a condition to the receipt of the Purchase Price, shall execute a customary lost certificate affidavit in the form required by Hampshire’s transfer agent (the “Lost Certificate Affidavit”).
(b) Each of the Selling Parties and Hampshire acknowledge and agree that (i) 35,794 of the Purchased Shares consist of Common Stock held for the benefit of Ludwig Kuttner under the Hampshire Group, Limited and Affiliates Common Stock Purchase Plan (the “SPP”), (ii) the portion of the Purchase Price attributable to such Purchased Shares held under the SPP will be subject to all applicable employment and income tax withholding of $77,941.44 and will be reported to Ludwig Kuttner on Form W-2, and (iii) after the date hereof, the Selling Parties will have no right, title, interest or ownership (beneficial or otherwise) in any shares of Hampshire’s stock issuable or distributable under the SPP.

(c) Subject to the terms, provisions and conditions contained in this Agreement, in the event that the Selling Parties become aware of any additional shares of Common Stock that any Selling Party beneficially owns (such shares of Common Stock, “Additional Purchased Shares”), the Selling Parties shall, promptly after such Selling Parties become aware of such Additional Purchased Shares, assign, transfer, convey and deliver to Hampshire all of the Selling Parties’ right, title and interest in and to such Additional Purchased Shares and Hampshire shall accept and purchase such Additional Purchased Shares from the Selling Parties for a purchase price per share of $5.00; provided, however, that Hampshire shall have no obligation to purchase such Additional Purchased Shares and the Selling Parties shall have no obligation to sell such Additional Purchased Shares after the date that is 90 days after the date hereof, provided, further, that in no event shall Hampshire be required to purchase in excess of 170,000 Additional Purchased Shares in the aggregate. Hampshire agrees to make reasonable efforts (which in no event shall require Hampshire to incur any fees or expenses) to cooperate with the Selling Parties to identify and locate Additional Purchased Shares. Concurrently with the delivery of the purchase price for such Additional Purchased Shares by Hampshire, the Selling Parties shall deliver the stock certificates representing the Additional Purchased Shares and duly executed Stock Powers authorizing the transfer of such Additional Purchased Shares in accordance with the terms of this Agreement, or, in the case of any Additional Purchased Shares held by the Selling Parties in book entry form, Hampshire shall have received confirmation that such shares have been transferred in book entry form to the account of Hampshire at a broker designated by Hampshire, in each case free and clear of any Lien. In the event any certificate representing such Additional Purchased Shares has been lost, destroyed or stolen, the Selling Parties, as a condition to the receipt of the purchase price therefor, shall execute a customary lost certificate affidavit in the form required by Hampshire’s transfer agent. In the event that Hampshire purchases any Additional Purchased Shares pursuant to the terms of this Section 1.1(c), such Additional Purchased Shares shall be deemed Purchased Shares for the purposes of the representations an warranties contained in Section 4.1(c).
Section 1.2. Payment of Purchase Price. Concurrently with the execution hereof and the delivery of the stock certificates representing the Purchased Shares and the Stock Powers in accordance with Section 1.1 hereof (or a Lost Certificate Affidavit), Hampshire shall make payment of the Purchase Price, less any payments due to Hampshire pursuant to Section 2.1 hereof, to the Selling Parties by certified or bank check or wire transfer of immediately available funds to the accounts designated by the Selling Parties and specified on Schedule A hereto.
Article II.
SETTLEMENT AND RELEASE
Section 2.1. Payments to Hampshire. (a) Taking into consideration and in full satisfaction and settlement of all Claims that Hampshire has asserted or has represented that it can assert against Ludwig Kuttner, including, without limitation, the Hampshire Claims, and excluding the Indemnified Claims as contemplated below in Section 3.1 and taking into consideration and in full satisfaction of all Claims that Ludwig Kuttner has asserted or has represented that he can assert against Hampshire, including, without limitation, the Kuttner Claims and excluding the indemnifications provided by Hampshire in Sections 3.2 and 3.3 below, Ludwig Kuttner shall pay Hampshire the sum of $1,554,000 (the “Settlement Amount”) which shall be credited against the Purchase Price as provided in Section 1.2.

(b) Promptly following the date hereof (but in no event later than 60 days following the date hereof), each of the Selling Parties shall return to Hampshire any and all property owned or leased by Hampshire that is in the possession or control of such Selling Party on the date hereof or that comes within such Selling Party’s possession or control at any time following the date hereof.
(c) Certain personal property (the “Personal Property”) owned by Ludwig Kuttner is currently in storage at the 120 Enterprise Avenue South, Secaucus, New Jersey (the “Warehouse”). Ludwig Kuttner shall remove all such Personal Property from the Warehouse within 60 days following the date hereof at Ludwig Kuttner’s cost and expense. If Ludwig Kuttner does not remove such Personal Property, the parties hereto acknowledge that Hampshire shall have the right to dispose of such Personal Property in any manner and Hampshire shall have no liability to Ludwig Kuttner or to any of the other Selling Parties with respect to such Personal Property. As of the date hereof, all of Ludwig Kuttner’s personal property that is known by Hampshire to be in Hampshire’s possession or control is located at the Warehouse.
Section 2.2. No Admission. Each of the Parties denies any fault, wrongdoing or liability whatsoever. This Agreement shall not be deemed to be an admission or concession (i) on the part of any of the Parties as to any of the facts alleged or the validity of any Claims asserted by another Party, or (ii) on the part of any of the Parties as to any weakness of such Claims.
Section 2.3. Release of Claims.
(a) Release of the Selling Parties by Hampshire. In exchange for the consideration set forth herein, the sufficiency of which is hereby acknowledged, Hampshire, individually and for each of its direct and indirect subsidiaries, Affiliates, officers, directors, employees, predecessors, successors and assigns (collectively, the “Hampshire Releasors”) hereby releases and forever discharge the Selling Parties and all of their respective Affiliates, associates, general or limited partners or partnerships, predecessors, successors, heirs, executors, administrators or assigns, or any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives, stockholders and insurers (collectively, the “Seller Releasees”) from all rights, damages, losses, injuries, liabilities, demands, actions, claims, suits, proceedings, investigations or causes of action of any kind whatsoever, in any court, administrative agency or other forum (collectively, “Claims”) whether known or unknown, fixed or contingent, asserted or unasserted, that the Hampshire Releasors ever had or hereafter may have by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this Agreement, including, but not limited to, claims which were, or could have been, asserted in, or which arise out of or relate to the matters at issue in, the Hampshire Claims, provided, however, that, subject to Section 5.15, nothing herein shall affect or release Hampshire’s rights to the proceeds, if any, arising from the assertion of any Claim that the Securities and Exchange Commission (the “SEC”) may bring pursuant to Section 304 of the Sarbanes-Oxley Act or otherwise for the benefit of Hampshire or its stockholders, subsidiaries or Affiliates, provided, further, that no release pursuant to this Section 2.3(a) shall release the Indemnified Claims (as defined below).

(b) Release of Hampshire by the Selling Parties. In exchange for the consideration set forth herein, the sufficiency of which is hereby acknowledged, the Seller Releasees, jointly and severally, individually and in their capacity as stockholders of Hampshire, each on their own behalf and on behalf of each other Seller Releasee, hereby release and forever discharge the Hampshire Releasors and all of their respective Affiliates, associates, general or limited partners or partnerships, predecessors, successors, heirs, executors, administrators or assigns, or any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives, stockholders and insurers from all Claims that the Seller Releasees ever had or hereafter may have by reason of any matter, cause or thing whatsoever, whether known or unknown, fixed or contingent, asserted or unasserted, from the beginning of the world to the day of the date of this Agreement, including, but not limited to, claims which were, or could have been, asserted in, or which arise out of or relate to the matters at issue in, the Kuttner Claims, provided, however, that no release pursuant to this Section 2.3(b) shall release the indemnities provided by Hampshire pursuant to Sections 3.2 and 3.3, below.
(c) Simultaneous with the execution of this Agreement, counsel for the Parties shall execute the attached Stipulation of Dismissal with Prejudice (in the form attached hereto as Exhibit C) and cause such Stipulation to be submitted to the American Arbitration Association thereby dismissing for all purposes the arbitration designated Ludwig Kuttner v. Hampshire Group, Limited, No. 13 166 01880 06.
(d) Simultaneous with the execution of this Agreement, counsel for the Parties shall execute the attached Stipulation of Dismissal with Prejudice (in the form attached hereto as Exhibit D) and cause such Stipulation to be submitted to the Court of Chancery of the State of Delaware thereby dismissing for all purposes Ludwig Kuttner only from the action designated Hampshire Group, Limited v. Ludwig Kuttner, Charles Clayton and Roger Clark, C.A. No. 3607-VCS.
Article III.
INDEMNIFICATION
Section 3.1. Indemnification of Hampshire. Ludwig Kuttner shall indemnify and hold harmless Hampshire and its subsidiaries, Affiliates, associates, predecessors, successors or assigns or insurers, or any of its or their respective present or former officers, directors, employees, agents, attorneys, representatives and stockholders (collectively the “Hampshire Indemnitees”), against any Claims by federal, state or local taxing authorities against the Hampshire Indemnitees arising out of Ludwig Kuttner’s alleged failure to pay personal taxes to such taxing authorities (collectively the “Indemnified Claims”) provided that Hampshire (i) affords timely notice to Ludwig Kuttner of any such Indemnified Claims, (ii) cooperates to afford Ludwig Kuttner reasonable access during normal business hours to relevant books and records of Hampshire, and (iii) affords Ludwig Kuttner timely opportunity to address such matters with such taxing authorities and to participate in the defense of such Claim at his own expense.
Section 3.2. Indemnification of the Selling Parties. Hampshire shall indemnify and hold harmless the Selling Parties to the full extent permissible under Delaware law and Hampshire’s Certificate of Incorporation and Bylaws (each as amended to date) for all Claims against the Selling Parties based upon or arising out of this Agreement and Claims between Hampshire and the Selling Parties, other than the Selling Parties’ failure to perform under this Agreement.

Section 3.3. Indemnification of Ludwig Kuttner. Hampshire shall indemnify and hold harmless Ludwig Kuttner to the full extent permissible under Delaware law and Hampshire’s Certificate of Incorporation and Bylaws (each as amended to date) and consistent with the indemnification agreements between Hampshire and certain Hampshire directors dated as of January 4, 2007 against all Claims or threatened Claims alleging misconduct by him as an officer, employee or director of Hampshire or any of its subsidiaries. If such a Claim or threatened Claim is brought against Ludwig Kuttner as provided in this Section 3.3, Ludwig Kuttner will promptly notify Hampshire, and Ludwig Kuttner and Hampshire will promptly execute an Undertaking Agreement with respect to such claim or threatened claim in substantially the form of Exhibit A hereto providing for advancement of reasonable expenses to Ludwig Kuttner and Ludwig Kuttner’s undertaking to reimburse Hampshire therefore in certain circumstances. Notwithstanding the foregoing, Hampshire shall not be under any obligation to indemnify or hold harmless Ludwig Kuttner with respect to any Claim or threatened Claim asserted against him by the SEC or The United States Department of Justice with respect to any such claim or threatened claim by any other federal, national, state, provincial, departmental, local, foreign or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.
Article IV.
REPRESENTATIONS AND WARRANTIES
Section 4.1. Representations and Warranties of the Selling Parties. Each of the Selling Parties, jointly and severally, represents and warrants as follows:
(a) Authorization. Each of the Selling Parties has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Selling Party in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Settlement Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Settlement Documents will be upon its execution and consummation of the transactions contemplated hereby, duly and validly executed and delivered by such Selling Party and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Settlement Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Selling Party, enforceable against the Selling Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Non-contravention. The execution, delivery and performance of the transactions contemplated by this Agreement will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any instrument, judgment, order, writ, decree, contract or agreement applicable to any Selling Party or (ii) any provision of federal or state law, statute, rule or regulation applicable to any Selling Party.
(c) Ownership of the Purchased Shares. The Selling Parties collectively are the record and beneficial owners of the Purchased Shares, except with respect to the Purchased Shares that are held for the benefit of Ludwig Kuttner under the SPP, of which he is the beneficial owner and not the record owner. The Selling Parties collectively have good and marketable title to such Purchased Shares, free and clear of any and all options, calls, contracts, commitments, demands, liens, charges, security interests, equities, claims, pledges or encumbrances whatsoever (“Liens”). The Selling Parties collectively have the full, absolute and entire power, legal right and authority to sell, transfer, assign and deliver the Purchased Shares as provided in this Agreement, and, upon delivery of the Purchased Shares and payment therefor pursuant hereto, the Purchased Shares will be owned by Hampshire and good and marketable title to the Purchased Shares, free and clear of all Liens, will pass to Hampshire. Except for Additional Purchased Shares, if any, the Purchased Shares constitute all of the equity interests in Hampshire held, directly or indirectly, beneficially or of record, wholly or partially owned, by the Selling Parties and their respective Affiliates.
Section 4.2. Representations and Warranties of Hampshire. Hampshire represents and warrants as follows:
(a) Authorization. Hampshire has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other Settlement Document to be executed by Hampshire, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Settlement Documents will be upon its execution and consummation of the transactions contemplated hereby, duly and validly executed and delivered by Hampshire and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Settlement Documents when so executed and delivered will constitute, legal, valid and binding obligations of Hampshire, enforceable against Hampshire in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b) Non-contravention. The execution, delivery and performance of the transactions contemplated by this Agreement will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any instrument, judgment, order, writ, decree, contract or agreement applicable to Hampshire or (ii) any provision of federal or state law, statute, rule or regulation applicable to Hampshire.

Article V.
MISCELLANEOUS
Section 5.1. Standstill. For a period of ten (10) years from the date hereof, none of the Selling Parties nor any of their respective Affiliates shall, directly or indirectly, (i) acquire any shares of Common Stock or any securities convertible into or exchangeable for such shares (or any options to purchase such shares or other derivative securities of Hampshire), (ii) propose to any Person or take steps to effect or enter into any business combination, restructuring, recapitalization or the sale or other disposition outside of Hampshire’s ordinary course of business of any material portion of Hampshire’s assets or other extraordinary transaction involving Hampshire or any of its subsidiaries, (iii) seek election to or seek to place a representative on the Board of Directors, (iv) solicit proxies or stockholder consents from any of Hampshire’s stockholders or participate in any such solicitation for any purpose or otherwise seek to control or influence the Board of Directors, (v) form, join or participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with any of the foregoing or (vi) make or cause Hampshire to make a public announcement regarding any intention of any of the Selling Parties or their Affiliates to take any action which would be prohibited by any of the foregoing.
Section 5.2. Resignation of Ludwig Kuttner. Concurrently with the receipt of the Purchase Price by Ludwig Kuttner, Ludwig Kuttner shall resign from the Board of Directors, the board of directors of each of its subsidiaries and from any committee of the Board of Directors or the board of directors of any such subsidiary. Ludwig Kuttner shall on the date hereof deliver a resignation letter in the form attached hereto as Exhibit B.
Section 5.3. Non-disparagement; Disclosure. Neither the Hampshire Releasors nor the Seller Releasees shall knowingly criticize, disparage or engage in any conduct that may impair the reputation of any of the other, or their employees, officers, managers, representatives or any of their principals and/or any of their current or former directors or officers, or place any of the foregoing parties in a negative light vis-à-vis any third party, including, without limitation, Hampshire’s customers, employees, and vendors; provided, however, that this provision shall not prevent any person including the Parties, from providing testimony, other evidence or documents if that person is required to do so by applicable law, rule or regulation of a governmental authority or self-governing regulatory organization or otherwise by or in connection with legal process . The Selling Parties acknowledge and agree that Hampshire will file a Form 8-K with the SEC describing the terms hereof and attaching a copy of this Agreement. A copy of such Form 8-K will be provided to Ludwig Kuttner a reasonable time in advance of such filing. Until such time as such Form 8-K is filed, no Party shall make any public announcement of the terms hereof or proposed terms of any agreement with respect to the subject matter hereof between Hampshire’s Selling Parties.
Section 5.4. Non-solicitation; Non-competition.
(a) For purposes of this Section 5.4, the term “Competitive Business” shall mean that business of producing and selling moderately priced knit sweaters as presently being conducted by Hampshire anywhere in the United States.

(b) Each of the Selling Parties agrees that for a period of eighteen months from the date of this Agreement, the Selling Parties and their respective Affiliates (each a “Restricted Person”) shall not, directly or indirectly, for his, her or its own account or for the account of any other Person, (i) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any Person that at such time or at any time during the 60 days immediately preceding such time was employed by, an agent of, or a service provider to, Hampshire or any of its subsidiaries to terminate such Person’s employment, agency or service, or, in the case of an agent or service provider, otherwise reduce such agency or service, as the case may be, with Hampshire or such subsidiary, (ii) hire any Person employed by Hampshire or any of its subsidiaries at such time or at any time during the 60 days immediately preceding such time, (iii) solicit or accept business from any Person for whom Hampshire or any of its subsidiaries provided products or services within the one-year period immediately preceding the date of this Agreement, or (iv) solicit or accept business from any prospective customer or client of Hampshire or any of its subsidiaries who, within the one-year period immediately preceding the date of this Agreement, Hampshire or such subsidiary had solicited; provided that clauses (iii) and (iv) immediately above shall only apply insofar as such Restricted Person (whether directly or indirectly, for his, her or its own account or for the account of any other Person) is soliciting or accepting such business for the purpose of providing a service or product that would constitute a Competitive Business.
(c) Ludwig Kuttner agrees that for a period of eighteen months from the date of this Agreement, neither he nor his Affiliates shall, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, or enter into the employment of or act as consultant to, any Competitive Business or use or disclose any Confidential Information; provided, however, that (1) the ownership by Ludwig Kuttner or his Affiliates of up to 1% in the aggregate of the equity securities of any entity that has a class of securities registered pursuant to the Exchange Act; (2) for the avoidance of doubt, the business currently conducted by Ludwig Kuttner or his Affiliates of selling better-priced Knit sweaters under the name of “AVA;”, and (3) the private label sweater business, will not be deemed to be a Competitive Business. As used herein, the term “Confidential Information” shall mean all information in the possession of Ludwig Kuttner or his Affiliates regarding Hampshire and its subsidiaries or Affiliates or any of their respective assets, properties or businesses, and any other information regarding Hampshire and its subsidiaries or Affiliates that Ludwig Kuttner or his Affiliates may obtain, except to the extend that (A) the information must be disclosed by law, (B) the information becomes publicly available by reason other than disclosure by the party subject to the confidentiality obligation, (C) the information is independently developed, (D) the information is obtained from another source not obligated to keep such information confidential or (E) the information is already publicly known or known to the receiving party when disclosed.
(d) If any court of competent jurisdictions shall at any time deem the duration or the geographic scope of any of the provisions of this Section 5.4 unenforceable, the other provisions of this Agreement shall nevertheless stand and the duration and/or geographic scope set forth in this Section 5.4 shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the Parties agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 5.5. Certain Defined Terms. For the purposes hereof, the term (i) “Affiliates” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (ii) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity and other entity and group (which term will include a “group” as such tern is defined in Section 13(d)(3) of the Exchange Act).
Section 5.6. Expenses. Each Party will bear its own expenses in connection with the negotiation, drafting and execution of this Agreement.
Section 5.7. Integration. This Agreement constitutes a single integrated and written contract expressing the entire agreement between the Parties. This Agreement supersedes any prior understanding and agreements between the Parties with respect to the subject matter herein. There are no representations, agreements, arrangements or understandings between the Parties, oral or written, relating to the subject matter of this Agreement that are not fully expressed herein. Any statements, promises or inducements, whether made by any party or any agent of any Party, that are not contained in this written Agreement, shall not be valid or binding. This Agreement may not be enlarged, modified or altered except by written agreement signed by each of the Parties to this Agreement.
Section 5.8. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without reference to its principles of conflict of laws.
Section 5.9. Specific Performance. Each Party acknowledges and agrees that each Party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Parties shall be entitled to specific performance of this Agreement and its terms and provisions in any action instituted in accordance with Section 5.10 hereof and to an injunction to prevent breaches of this Agreement.
Section 5.10. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in New York, N.Y. Such arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on any award resulting from such arbitration may be entered in any court having jurisdiction over such matter. This Section 5.10 shall not preclude any Party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.
Section 5.11. Consent to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding to enforce the provisions of Section 5.9 or 5.10 hereof. In the event that a federal court sitting in New York does not have jurisdiction, each of the Parties hereby irrevocably submits to the exclusive jurisdiction of a state court of New York, for the purposes of any suit, action or other proceeding to enforce the provisions of Section 5.9 or 5.10 hereof. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS STIPULATION OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR ANY COURT OF THE STATE OF NEW YORK, AND FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 5.12. Severability. In the event any provision contained in this Agreement shall be determined to be invalid, illegal or otherwise unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired. However, if any such invalid, illegal or unenforceable provision may be made valid, legal or enforceable by modification thereof, then a court or other entity construing this Agreement may interpret or modify it to ensure its enforceability. Should the general release language of Section 2.3(a) hereof be null and void, at Hampshire’s option, this Agreement may become null and void. Should the general release language of Section 2.3(b) hereof be null and void, at the Selling Parties’ option, this Agreement may become null and void. In either such event, the parties will execute a new or supplemental Agreement including enforceable general releases without receiving any additional consideration because this Agreement was provided with the expectation that it would be fully enforceable.
Section 5.13. Full Knowledge; No Assignment. Each Party represents and warrants that in executing this Agreement, (i)(1) in the case of Hampshire, it has relied upon legal advice from Willkie Farr & Gallagher LLP, attorneys of its choice licensed to practice law in the State of New York and (2) in the case of the Selling Parties, they have relied upon legal advice from Katten Muchin Rosenman LLP, attorneys of their choice licensed to practice law in the State of New York, (ii) the terms of this Agreement have been completely read and explained to such Party by such attorney(s), (iii) it fully understands, intends to agree to and does agree to the terms of this Agreement, (iv) it has been apprised of all information relevant to its known or anticipated Claims and this Agreement, including without limitation, future risks, complications and costs, (v) such party has not relied on any inducement, promise or representation made by any other Party, or any party representing or serving any other Party and (vi) it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim falling under this Agreement or any portion thereof or interest therein.
Section 5.14. No Further Claim. Each Party hereby covenants and agrees that it shall not initiate, institute, reinstitute, maintain, prosecute or voluntarily aid in the initiation, institution, reinstitution, maintenance or prosecution of any claim of any kind whatsoever, against any person, whether or not a Party, to recover damages, attorneys fees, expenses of any type or any other losses allegedly sustained as a result of this Agreement or the transactions contemplated hereby; provided, however, that nothing contained in this Section 5.14 shall prevent or preclude any Party from cooperating with any pending or future investigation or Claim by any governmental entity.

Section 5.15. No Duress. Each Party represents and warrants that it agrees that this Agreement is fair and valid and that it executes this Agreement with full knowledge and understanding of its provisions and under no compulsion or duress.
Section 5.16. Construction and Interpretation. This Agreement shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties and all Parties have contributed substantially and materially to the preparation of this Agreement.
Section 5.17. Counterparts. This Agreement may be executed in counterparts and by facsimile.
[Signature Page Follows]

EACH OF THE PARTIES ACKNOWLEDGES THAT IT IS REPRESENTED BY COUNSEL, HAS HAD SUFFICIENT TIME IN WHICH TO CONSIDER THIS AGREEMENT, HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

Dated: August 4, 2008	HAMPSHIRE GROUP, LIMITED

	By:	/s/ Harvey L. Sperry

	Name:	Harvey L. Sperry

	Title:	Chairman, Independent Committee, Board of Directors

Dated: August 4, 2008	/s/ Ludwig Kuttner

Ludwig Kuttner, individually

Dated: August 4, 2008	/s/ Beatrice Ost-Kuttner

Beatrice Ost-Kuttner, individually

Dated: August 4, 2008	/s/ Fabian Kuttner

Fabian Kuttner, individually

Dated: August 4, 2008	K HOLDINGS LLC

	By:	/s/ Ludwig Kuttner

	Name:	Ludwig Kuttner

	Title:	Manager

SCHEDULE A
Wire Instructions

EXHIBIT A
Form of Undertaking
UNDERTAKING AGREEMENT
The following action was filed in the [Court] against [Hampshire Group, Limited (“Hampshire Group”)], and certain of its officers and/or directors: [Name of Proceeding].
In consideration of the advancement by Hampshire Group of the reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by the undersigned in defending the undersigned’s interests in the action listed above and any other related derivative actions (collectively, the “Proceedings”), the undersigned hereby agrees and undertakes to repay all amounts so advanced by Hampshire Group within thirty days of a demand for repayment by Hampshire Group if it ultimately should be determined that the undersigned is not entitled to indemnification under the provisions of Section 145 of the Delaware General Corporation Law and the governing instruments of Hampshire Group, or if the undersigned did not act in good faith and in a manner the undersigned reasonably believed to be in or not opposed to the best interests of Hampshire Group.
The undersigned acknowledges that Hampshire Group’s agreement to advance such reasonable expenses and the actual advancement thereof in connection with the Proceedings does not create any obligation on the part of Hampshire Group to advance such expenses in any other proceeding in which the undersigned is or may become involved nor does it waive any claim or right whatsoever that Hampshire Group might have or has had against the undersigned.
To the extent Hampshire Group makes any payments pursuant to this agreement, it reserves the right, in its sole and absolute discretion to subrogate such payments to claims made under any of its insurance policies.
The undersigned acknowledges and agrees that Hampshire Group reserves the right to terminate this agreement at any time in its sole and absolute discretion by written notice to the undersigned, and upon the giving of such notice, Hampshire Group shall have no further obligations hereunder.

IN WITNESS WHEREOF, the undersigned has executed this Undertaking Agreement this  _____  day of ,  _____  , 20_.

Ludwig Kuttner

ACCEPTED AND AGREED:

HAMPSHIRE GROUP, LIMITED

By:

Name: Title:

EXHIBIT B
Form of Resignation Letter
Hampshire Group, Limited
1924 Pearman Dairy Road
Anderson, SC 29625
Re: Resignation
To the Board of Directors (the “Board”) of Hampshire Group, Limited, a Delaware corporation (the “Company”) and each of its Subsidiaries and Affiliates:
I hereby resign as a director and officer of the Company and each of its subsidiaries and affiliates to which I hold such positions (or analogous positions) and as a member of any and all committees of the Company and each of its subsidiaries and affiliates to which I am a member, with my resignation to be effective immediately and without any further action of the undersigned upon receipt of the Purchase Price (as defined in that certain Stock Purchase and Settlement Agreement and Mutual Releases (the “Settlement Agreement”), dated as of the date hereof, by and among the undersigned, the Company and certain other parties thereto), net of any amounts due under Section 2.1 of the Settlement Agreement, plus $5,082.42, representing amounts due to me from the Company for my service on the Board and any committee thereof through the date hereof.
Dated: August 4, 2008

Ludwig Kuttner

EXHIBIT C
AMERICAN ARBITRATION ASSOCIATION

X
LUDWIG KUTTNER,	:	No. 13 166 01880 06
:
Claimant,	:
-against-	:
:
HAMPSHIRE GROUP, LIMITED	:
:
Respondent.	:
X
STIPULATION OF DISMISSAL WITH PREJUDICE
It is stipulated by and between the undersigned that the above entitled proceeding pending with the American Arbitration Association, be and the same hereby is dismissed with prejudice and without cost to any party.

WILLKIE FARR & GALLAGHER LLP	KATTEN MUCHIN ROSENMAN LLP

By	By

787 7th Avenue	575 Madison Avenue
New York, NY 10019-6099	New York, NY 10022-2585
Counsel to Respondent, Hampshire Group, Limited	Counsel to Claimant, Ludwig Kuttner

SO ORDERED:

Charles J. Moxley, Jr.

EXHIBIT D
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

X
HAMPSHIRE GROUP, LIMITED,	:	C.A. No.: 3607-VCS
:
Plaintiff,	:
:
v.	:
:
LUDWIG KUTTNER, CHARLES CLAYTON, and ROGER	:
CLARK,	:
:
Defendants.	:
X
STIPULATION OF DISMISSAL WITH PREJUDICE AGAINST LUDWIG KUTTNER
It is stipulated by and between the undersigned that the above entitled action, be and the same is hereby is, dismissed with prejudice against Ludwig Kuttner and without cost to any party.

Morris, Nichols, Arsht & Tunnell LLP	Richards, Layton & Finger, P.A.

By	By

Chase Manhattan Centre, 18th Floor	One Rodney Square
1201 North Market Street	920 North King Street
P.O. Box 1347	Wilmington, DE 19801
Wilmington, DE 19899-1347	(302) 651-7700
(302) 658-9200
Attorneys for Plaintiff Hampshire Group, Limited	Attorneys for Defendant Ludwig Kuttner

SO ORDERED: